Exhibit 10.1
September 15, 2025

PERSONAL AND CONFIDENTIAL
DELIVERED BY EMAIL
Scott Ride
[Redacted Address]
[Redacted Address]

Dear Scott:
This letter will confirm our conversation of August 27, 2025 wherein you were advised that your employment with Hillman Group Canada ULC (the "Company") will be terminated on a without cause basis, effective September 29, 2025 (the "Termination Date").
You are subject to an employment agreement with the Company dated December 2, 2014 (the “Employment Agreement”), which governs the terms of your employment, including your entitlements on a termination without cause. On a gratuitous basis, the Company is prepared to provide you with the following severance package as determined by the Company's management, which exceeds your contractual entitlements under the Employment Agreement, in full payment of all obligations which are due to you as a result of your employment and the termination of your employment with the Company including all contractual, statutory, and common law obligations:
1.You will continue in your current capacity until the Termination Date and perform your duties in the normal course along with any transition of your duties as required by the Company. You will receive remuneration and benefits in the normal course until the Termination Date (the period between the date of this letter and the Termination Date being the “Transition Period”). At the Company’s option you may be excused from the performance of your duties during the Transition Period; in this circumstance, the Company shall continue to pay you as though you worked through the Transition Period until the Termination Date and continue your benefits until the Termination Date. The Transition Period shall not count towards your contractual or statutory entitlements.
2.Following the Termination Date, you will receive:
(a)reimbursement of any expenses properly incurred by the Executive and approved by the Company, but unpaid as of the Termination Date;
(b)any accrued and unused base salary and vacation entitlements as of the Termination Date;
(c)a lump sum payment of CAD$68,081.00, which is equivalent to eight (8) weeks (the “Statutory Notice Period”) of your regular wages, less applicable deductions and withholdings representing your entitlement to statutory severance pay in lieu of notice of termination;
(d)the Company will continue to make its premium contributions on your behalf and will deduct your employee contributions from the payments, as applicable, so as to maintain your current group benefit coverage until the end of the Statutory Notice Period; and
(e)the Company will continue any ancillary benefits or prerequisites including cellular phone and leased vehicle until the end of the Statutory Notice Period. You may keep the cellular phone as your personal property, and the Company will assist with transfer of the current cellular phone number to a personal plan. During the Statutory Notice Period, Hillman will make a payment to the auto dealership responsible for the leased vehicle in an amount to fulfill the remaining term of the lease, and consent to

120988632v2

the leased vehicle being transferred to your name. For the purpose of clarity, it will be your responsibility to provide your own insurance and maintenance for the vehicle going forward.
3.Any outstanding vested equity awards will expire on the terms set forth on Schedule “A” corresponding to such vested equity award, which is intended to be consistent with the treatment in accordance with the applicable equity plans and grant agreements. All such equity plans and grant agreements are referred to as, the “Equity Documentation”.
4.In addition, following the Termination Date, conditional upon you executing the attached Full and Final Release by the deadline notice below, the Company will provide you with:
(a)an additional payment CAD$590,035.33 (the "Additional Payment"), which is equivalent to sixteen (16) months (the "Salary Continuance Period") of your base salary, less applicable statutory deductions and withholdings, to be paid in the form of salary continuance in accordance with the Company's regularly scheduled payroll.
(b)The Additional Payment shall be inclusive and in satisfaction of your entitlement to statutory severance pay (i.e. 10.83 weeks of your regular wages) and by accepting the terms of this agreement, you understand and agree that 1) statutory severance pay will be paid to you in installments in the form of salary continuance, and 2) only the portion of the Additional Payment in excess of your entitlement to statutory severance pay will be conditional upon your execution of the attached Full and Final Release. As such, in the event that you do not sign and return the attached Full and Final Release by the deadline noted below, you will be paid only your entitlement to statutory severance pay at the end of the Working Notice Period;
(c)an extension of your group health and dental benefits (with the exception of short term and long-term disability, out of country coverage, and any other coverage which the insurer declines to maintain which shall cease at the end of the Statutory Notice Period) until the end of the Salary Continuance Period calculated from the end of the Statutory Notice Period (such 18-month period calculated from the Termination Date, the “Severance Period”). Please note that you may have the option to convert your current group life insurance coverage to an individual policy, at your expense, provided that you notify the insurer within 31 days from the end of your life insurance coverage;
(d)a lump sum payment of CAD$165,947.44, representing your entitlement to a prorated bonus earned at 100% target for the fiscal year 2025 (the “Nine Month Prorated Bonus”). The Nine Month Prorated Bonus shall be paid in 2026 at the same time annual bonuses are paid to other senior executives of the Company;
(e)a lump sum payment of CAD$193,605.35, representing your entitlement to 50% of the bonus earned for the fiscal year 2024 (the “Termination Bonus”). The Termination Bonus shall be paid in 2026 at the same time annual bonuses are paid to other senior executives of the Company;
(f)a lump sum payment of CAD$ 35,305.48, representing 6% of your last two years bonus payments; and
(g)Notwithstanding any term to the contrary in the Equity Documentation, any unvested RSUs, PSUs, and Options shall continue to vest for the duration of the Severance Period. Any RSUs, PSUs, and Options that do not vest as of the end of the Severance Period (i.e. March 27, 2027) shall immediately be forfeited for no consideration, as set forth in more detail in Schedule “A”. For certainty, the Company is under no obligation whatsoever to allow the RSUs, PSUs, and Options to continue to vest beyond the period provided in the Equity Documentation and such continued vesting of the RSUs, PSUs, and Options is on a gratuitous basis and as additional consideration for your execution of the letter and Full and Final Release. By executing this letter and attached Full and Final Release, you acknowledge that (i) you shall have no entitlement to damages or other compensation arising from or

120988632v2

related to not receiving any further awards or vesting of RSUs, PSUs, or Options or any other equity incentive compensation; and (b) by executing this letter and Full and Final Release, you specifically waive any right he may have to receive damages or payment in lieu of any such forfeited remuneration.
5.The payments and benefits above are inclusive of and in full satisfaction of your statutory, common law and contractual entitlements to termination pay and any other obligations which may be due to you as a result of the termination of your employment including with respect to the Employment Agreement.
6.The Company's obligations set out above which exceed your minimum entitlements under applicable employment standards legislation are conditional on the following:
(a)you will maintain the terms of this severance arrangement in strict confidence and will not disclose them other than as required by law or to your spouse, financial or legal advisors (and in each case, only in the strictest of confidence);
(b)within three (3) business days of the Termination Date, you will return to the Company all correspondence, documents, software, keys, laptop computer, and/or Company-owned cellphone, and other property belonging to the Company which you currently have in your possession. You agree that you will not reproduce any such property;
(c)you agree not to make, disseminate or publish any statement critical of the Company, or any of its directors, officers or employees, including in any social media, blog or e-mail, or otherwise speak negatively about, disparage or demean the reputation of the Company or any such persons other than truthful communications directly required by law;
(d)you continue to abide by your ongoing obligations to the Company which survive the termination of your employment, including the provisions of Section 6 and Section 7 of the Employment Agreements, which include the Non-Compete and Non-Solicitation provisions; and
(e)you agree to execute and return the Full and Final Release attached at Schedule “B” by the deadline noted below, which shall be held in escrow until the Termination Date. Any payments or benefits over and above the statutory minimums are conditional upon you executing the attached Full and Final Release. By executing this letter and Full and Final Release you consent to using the attached Full and Final Release in lieu of the form provided in the Employment Agreement.
We also take this opportunity to remind you of your ongoing obligations to the Company which survive the termination of your employment, including a duty to maintain in confidence all confidential information you acquired during your employment. The Company takes these obligations seriously, and I trust that you will as well.
Would you please indicate your acceptance of the Company's offer as outlined above by signing and returning this letter and the Full and Final Release to Amanda Kitzberger, Chief Legal Officer by no later than September 25, 2025. The Full and Final Release will be held in escrow by the Company until the Termination Date.
If we do not receive an executed copy of this letter and the Full and Final Release by the deadline above, your employment will cease on the Termination Date and the Company will provide you with only your outstanding minimum statutory entitlements pursuant to the applicable employment standards legislation, if any.
A copy of your Record of Employment (ROE) will be available to you by accessing the Service Canada website following the regularly scheduled pay period following the Termination Date.

120988632v2

If you have any questions regarding the above or any matter, please speak to Amanda Kitzberger, Chief Legal Officer directly at [Redacted Phone Number]. We would like to take this opportunity to thank you for your contributions and wish you success in your future endeavours.
Best regards,

Amanda Kitzberger
Chief Legal Officer
[Signature page to follow]

120988632v2

I acknowledge that I have been afforded an opportunity to obtain independent legal advice with respect to this letter and its terms, and am executing it freely, voluntarily and without duress.
AGREED TO & ACCEPTED this _16th___ day of _September_____, 2025.

Scott Ride	/s/ Scott Ride
Print Name	Signature

120988632v2

Schedule A

Equity Awards

●RSUs & PSUs - Modification of Mr. Ride’s unvested restricted stock units and performance stock units listed below to allow for continued vesting of the same or immediate forfeiture (as indicated below in “Notes”), notwithstanding the cessation of employment:

●Time Based Options - Modification of Mr. Ride’s unvested time based stock options listed below to allow for continued vesting of the same (as indicated below in “Notes”), notwithstanding the cessation of employment; provided that such options must be exercised within a time period following their applicable vesting dates that is (i) twelve months in the case of the stock options issued under the 2014 Equity Incentive Plan; and (ii) three months in the case of the stock options issued under the 2021 Equity Incentive Plan:
●Performance Based Options - Modification of Mr. Ride’s unvested performance-based stock options listed below to allow for the same to remain outstanding and eligible to vest through the expiration of each such option notwithstanding the cessation of employment; provided that such options must be exercised within twelve months of the vesting date should the options vest:

1
120988632v2

SCHEDULE “B”
FULL AND FINAL RELEASE
In consideration of the terms set out in the attached letter, dated August 27, 2025 (the "Letter"), the payments made to me pursuant to those terms and conditions and other good and valuable consideration, the sufficiency of which is hereby acknowledged, I, SCOTT RIDE, on behalf of myself, my heirs, administrators and assigns hereby release and forever discharge HILLMAN GROUP CANADA ULC, its parent, subsidiaries and affiliates and each of its and their respective officers, directors, employees, servants and agents, and their successors and assigns (hereinafter collectively referred to as the "Releasee") jointly and severally from any and all actions, causes of action, complaints, contracts and covenants, whether express or implied, claims and demands for damages, indemnity, costs, interest, loss or injury of every nature and kind whatsoever arising, which I may heretofore have had, may now have or may hereinafter have in any way relating to the hiring of, the employment by or the termination of my employment by the Releasee, which specifically includes but is not limited to any claims for notice, pay in lieu of notice, wrongful dismissal, severance pay, commissions, bonus, overtime pay, incentive compensation, equity, performance share units, stock options, restricted stock units, interest, vacation pay, benefits or any claims under applicable occupational health and safety legislation, employment standards or human rights legislation (having discussed or otherwise canvassed any and all human rights complaints, concerns or issues arising out of or with respect to my relationship with the Releasee) or any other employment-related legislation, or any loss of position, status, future job opportunities or reputation, provided always that this Release does not apply to the Releasee's obligations under the Letter.
It is understood and agreed that the amounts provided to me are intended to be inclusive of, and not in addition to, any benefits and allowances or obligations prescribed by applicable employment standards legislation and are to be in full payment of the obligations under such legislation, including the individual notice, termination pay and benefits requirements and entitlements of such legislation. Without limiting the foregoing, I expressly acknowledge receipt of all wages, commissions, overtime pay, vacation pay, and holiday pay that I am entitled to by virtue of applicable employment standards legislation.
It is understood and agreed that for the said consideration, I will not make any claim or take any proceeding in connection with the claims released herein against any other person or party who may claim contribution or indemnity from the Releasee by virtue of said claim or proceeding.
And for the said consideration, I further covenant and agree to save harmless and indemnify the Releasee from and against all claims, charges, taxes or penalties and demands which may be made by the appropriate taxing authorities in Canada and Ontario requiring the Releasee to pay income tax, charges or penalties under applicable statutes and regulations in respect of income tax payable by me for services I rendered to the Releasee; and in respect of any and all claims, charges, taxes, or penalties and demands which may be found payable by the Releasee in respect of myself relating to governmentally regulated or other employment insurance or pension plan programs.
And for the said consideration, I further covenant that, notwithstanding termination of my employment with the Releasee, I will not discuss or disclose, to other than my spouse, legal advisors, and financial advisors, or as required by law, the terms of this settlement. Further, I covenant not to disclose to any third party any confidential information of or pertaining to the Releasee or any other party with whom the Releasee has had or proposes to have business relations.
It is understood and agreed that for the said consideration, I will not in any form or on any forum (including without limitation on any social media or other internet-based websites or forums) make any statements, written or verbal, nor cause or encourage others to make any statements, written or verbal, that defame, disparage or in any way criticize the personal or business reputations, practices
2
120988632v2

or conduct of the Releasee (including with respect to the Releasee's products), its shareholders, officers, directors, employees, agents, advisors, partners, affiliates or consultants.
I expressly declare, except as set out in the Letter, that I have no claim of any nature or kind to any entitlement whatsoever arising under or from any group health or welfare insurance policy maintained by the Releasee for the benefit of its employees including disability or life insurance plans. I fully accept sole responsibility to replace those benefits that I wish to continue and to exercise conversion privileges where applicable.
It is understood by the Releasee and me that the Letter and this Full and Final Release contain the entire agreement between us with respect to the subject matter hereof and that the terms of this Full and Final Release are contractual and not a mere recital.
I hereby declare that I have had the opportunity to seek independent legal and tax advice with respect to the matters addressed in the Full and Final Release, and the Letter. I hereby voluntarily accept the said terms for the purpose of making full and final compromise, adjustment and settlement of all claims as aforesaid.
It is further understood and agreed that the giving of the aforementioned consideration is deemed to be no admission of liability on the part of the said Releasee, said liability in fact being denied.
IN WITNESS WHEREOF I have hereunto executed this Full and Final Release by affixing my hand and seal this ___16th____ day of _September____ 2025, in the presence of the witness whose signature is subscribed below.

SIGNED, SEALED & DELIVERED IN THE PRESENCE OF: /s/ [Redacted Witness Name]	) ) ) ) ) ) ) ) ) ) )	/s/ Scott Ride
Signature of Witness		SCOTT RIDE
[Redacted Witness Name]
Name of Witness
[Redacted Address]
Address

3
120988632v2